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                                                                    Exhibit 10.9


                                TRAINING SERVICES
                                       AND
                                ROYALTY AGREEMENT
                                    (LESIEUR)

         This TRAINING SERVICES AND ROYALTY AGREEMENT (this "Agreement") is entered into this 31st day of December, 2000, by and among ORION HEALTHCARE TECHNOLOGY, INC., an Iowa corporation, formerly known as Accurate Assessments, Inc., an Iowa corporation, with offices at 1823 Harney Street, Suite 101, Omaha, Nebraska 68102 ("Orion"), and DR. HENRY LESIEUR, an individual, residing at 124 Hillside Avenue, Pawtucket, Rhode Island 02860 ("Lesieur").

         WHEREAS, Lesieur has certain knowledge and expertise relating to the South Oaks Gambling Screen ("SOGS") and to the Gambling Severity Index ("GSI"), each a written questionnaire completed manually by practitioners providing treatment or conducting research in the area of gambling addictions;

         WHEREAS, Orion is a leading developer and marketer of computer software in the healthcare field related to addictions, including, without limitation, gambling;

         WHEREAS, Orion desires to (a) convert the written text comprising each of SOGS and GSI into a separate computer software program (together, the "Software") and thereby automate certain functions of SOGS and GSI, and (b) market, sell and license the Software;

         WHEREAS, Lesieur has agreed to consult with Orion regarding the development of the Software and to provide certain training services to Orion and its customers on terms and conditions more particularly set forth below;

         NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Orion and Lesieur hereby agree as follows:

         1. DEVELOPMENT OF THE SOFTWARE. Orion shall review SOGS and GSI and develop and convert the text and substance of SOGS and GSI into separate computer software programs designed to automate the screens.

         2.       MARKETING AND SALES OF THE SOFTWARE.

                  a. Upon request of Orion, Lesieur shall (i) consult with Orion regarding the conversion and development process, (ii) participate in or attend trade shows, (iii) assist Orion in conducting marketing seminars, distributing catalogs or newsletters, and (iv) assist Orion in actively marketing, promoting, selling, licensing and distributing the Software.

                  b. Orion may solicit orders directly or through subcontractors or agents. Orion shall be responsible for its employees', subcontractors' or agents' acts or omissions in performing marketing services and for the payment of amounts owed (if any) to its employees, subcontractors, or agents, as may be appropriate.



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                  c. Orion, in its sole discretion, may develop specific sales and marketing materials for use in the marketing and licensing of the Software, which materials may be reviewed by Lesieur. Orion shall retain all right, title and interest in all such marketing materials.

                  d. Orion shall bear the sole responsibility for the delivery of the Software to licensees and for the billing and collection of all amounts owed to Orion through its licensing or sales of the Software.

                  e. Unless otherwise specified herein, Orion agrees that the use of the Software by licensees shall be pursuant to applicable licensing agreements, manuals and any other documentation developed by Orion; provided, however, that Lesieur shall develop and provide to Orion a users manual for SOGS and GSI.

                  f. Orion shall maintain full, clear and accurate records with respect to each and every copy of the Software distributed by Orion, each license granted, each license agreement executed, and all receipts from installation, maintenance and support of the Software and all other revenues related thereto. Lesieur further agrees to cooperate fully with Orion should a dispute arise with a licensee or another entity regarding the sale, licensing, distribution or maintenance and support of the Software, including, without limitation, the right to use trademarks, servicemarks, trade names, logos and copyrighted materials for which a license is granted pursuant to this Agreement.

                  g. Title to the Software and all patents, copyrights, trademarks, design rights, trade secrets, moral rights and other proprietary rights in the Software are and will remain the exclusive property of Orion, regardless of whether specifically recognized or perfected under the laws of the country where the Software is used. Lesieur will not (i) take any action that jeopardizes any proprietary rights that Orion may develop, (ii) acquire any right in the Software without the express written consent of Orion or (iii) perform any reverse engineering of the Software.

         3.       ROYALTY PAYMENTS.

                  a. In consideration of the consultation services performed by Lesieur in accordance with Section 2 above, Orion hereby agrees to pay a royalty to Lesieur for sales of the Software as follows:

                           i. five percent (5%) of the retail price of each copy
                  of the Software sold or licensed as a separate, stand-alone product (a "Stand-Alone Sale"); and

                           ii. $5.00 for each copy sold or licensed as a unit
                  bundled, combined or packaged together with other software products sold or licensed by Orion.

                  b. With respect to any copies of the Software returned to Orion for full refund, Lesieur shall repay to Orion any royalty paid by Orion for such returned copy of the Software.



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                  c. On or before the 15th of March, June, September and
         December, Orion shall remit to Lesieur the appropriate payments for the Software licensed or sold by Orion during the previous month, together with a written royalty statement setting forth the total sales and licenses of the Software (identifying the Stand-Alone Sales and Bundled Sales during the period covered by the statement) and the total of royalty payments previously made which should be repaid to Orion as the result of returns of the Software.

                  d. Orion shall pay directly all income, franchise, sales, use, personal property, ad valorem, value added, stamp or other taxes, levies, customs duties or other imposts or fees, including withheld taxes (except only a tax levied by the United States of America or the States of Nebraska, New York or Rhode Island based on the net income of Lesieur), together with all penalties, fines and interest thereon that in any way arise out of this Agreement, whether on or measured by the price, the charges, the programs or the services furnished, or their use, however designated, levied or based (hereinafter collectively called "Tax").

                  e. With respect to any copies of the Software licensed or sold as the result of the independent marketing or referral efforts of Lesieur, the royalty fee due to Lesieur shall be calculated in accordance with the provisions of paragraph a. above.

         4. INSTRUCTION AND TRAINING. In addition to the general agreement by Lesieur to provide consultation and assistance to Orion in connection with the development, marketing and sales of the Software as set forth above, at the request of Orion, Lesieur or, with the prior written approval of Orion, a designated representative of Lesieur who has earned a PhD or equivalent degree and is recognized as an authority in the field of gambling addictions, shall provide up to eight full days per calendar year of instruction and training to Orion and its employees, licensees and customers at Orion's offices (or such other location designated by Orion) regarding the use of SOGS and GSI and the development and marketing of the Software. Lesieur or his approved designated representative shall be compensated by Orion for such training at the rate of $1200.00 per full training day and Orion shall reimburse Lesieur his reasonable expenses incurred in travel (business or economy class flights), meals and lodging. Reasonable expenses shall include a daily consultation rate for travel in excess of 8 hours round trip. Upon Leiseur fulfilling his obligation pursuant to this Section 5 to provide up to eight full days per calendar year of instruction and training, all training requests received by Orion from customers and licensees regarding SOGS or GSI shall be offered to Lesieur on a first refusal basis; provided, however, that such additional training conducted by Lesieur must be completed by no person other than Lesieur and at the rate specified above. In the event the term of this Agreement is extended beyond the initial year as provided for in Section 10 below, the fees set forth in this section shall remain unchanged for the first two years of this Agreement but will be adjusted for inflation in any subsequent years.

         5. ASSIGNMENT. This Agreement may not be assigned in whole or in part by either party without the prior written approval of the other party, which shall not be unreasonably withheld; provided, however, Orion may assign this Agreement to any present or future affiliate or subsidiary or assign its right to receive payment hereunder without such consent.

         6. FORCE MAJEURE. Neither party shall be liable for delays in performance of this Agreement caused by acts of God, government restrictions or interference, strikes or other labor disputes, fires, power outages, communications failures, or for any other cause, to the extent that any such causes are beyond its reasonable control; provided, however, that if such delay shall continue for thirty (30) days, then either party may terminate this Agreement upon thirty (30) days' written notice to the other party. If the non-performing party performs within said thirty (30) day period, then this Agreement shall continue in full force and effect as though no such notice had been given. In no event shall failure to timely pay amounts owed be excused.




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         7.       INDEPENDENT CONTRACTOR. In connection with this Agreement, each party is an independent contractor and as such will not have any authority to bind or commit the other party except as provided hereunder. Nothing herein shall be deemed or construed to create a joint venture, partnership or agency relationship between the parties for any purpose.

         8.       LIMITATION OF LIABILITY.

                  a. No party shall be liable for damages caused by acts or events beyond such party's control. In addition, neither party shall have liability for information or advice supplied by third-party vendors.

                  c. No party shall be liable for incidental, indirect, special or consequential damages or for lost profits, savings or revenues of any kind, whether or not the party has been advised of the possibility of such damages.

                  d. Orion shall not be liable for any damages arising from the unavailability of the Software.

         9.       TERM AND TERMINATION.

                  a. The term of this Agreement commences on the date first set forth above and shall terminate one year thereafter. After the expiration of the initial term of the Agreement, the Agreement shall automatically terminate unless renewed for additional twelve (12) month terms by the parties pursuant to a written renewal agreement.

                  b. Upon any material default by a party under this Agreement, the other party may terminate this Agreement by giving not less than thirty (30) days' prior written notice to the defaulting party; provided, however, the defaulting party shall have the right to cure such default within such thirty (30) day period. If not cured within such thirty (30) day period, the Agreement shall terminate upon the expiration of such thirty (30) day period. In addition and notwithstanding the foregoing, either party may terminate this Agreement at any time with 30 days' prior written notice to the other party.

                  c. Upon termination for any reason, each party shall pay to the other any royalty fee due or due to be refunded within 30 days of termination.



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         10.      MISCELLANEOUS.

                  a. MODIFICATIONS. This Agreement may be amended, restated, supplemented or otherwise modified from time to time, provided, however, that any amendment, restatement, supplement, modification or waiver of any provision of this Agreement or any Attachment to this Agreement must be in writing and signed by authorized representatives of both parties.

                  b. SEVERABILITY. If any portion of this Agreement is found to be invalid or unenforceable, the parties agree that such provisions shall be enforced to the greatest extent permitted by law and the remaining portions shall remain in effect. The parties further agree that in the event such invalid or unenforceable portion is an essential part of this Agreement, they will immediately begin good faith negotiations for a replacement.

                  c. NO WAIVER. If either party fails to enforce any right or remedy available to it under this Agreement, such failure shall not be construed as a waiver of any right or remedy with respect to any other breach or failure by the other party.

                  d. GOVERNING LAW. This Agreement and all matters arising out of or relating to this Agreement shall be governed by the laws of the State of Nebraska and shall be deemed to be executed in and the Software performed from Omaha, Nebraska. The parties agree that any legal action or proceeding relating to this Agreement shall be instituted in the state or federal courts in Omaha, Nebraska. The parties agree to submit to the jurisdiction of, and agree that venue is proper in, the foregoing courts in any legal action or proceeding.

                  e. SURVIVAL OF TERMS. The respective obligations of Orion and Lesieur hereunder which by their nature would continue beyond termination or expiration hereof shall survive the termination or expiration of this Agreement.

                  f. AUTHORIZATION. Each party represents and warrants that it has the power and authority to execute this Agreement and that the individual signing this Agreement is authorized to do so. The parties further represent and warrant that upon execution of this Agreement, it shall be a valid and binding agreement between the parties enforceable in accordance with its terms.

                  g. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the Software and supersedes all prior or contemporaneous agreements, proposals or understandings, whether written or oral.

         11. NOTICES. Any notice required or permitted hereunder shall be in writing and addressed to the other parties as first set forth in this Agreement or to the last known address of such party. Any notice sent shall be deemed to be received and valid upon (i) actual receipt, if hand delivered, (ii) three business days from date on which such notice was sent, if sent by certified or first class mail, postage prepaid, or (iii) upon the next business day if such notice was sent by facsimile or overnight mail.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    ORION HEALTHCARE TECHNOLOGY, INC.,
                                    an Iowa corporation

                                    By  /s/ Wm C. Allan
                                       -----------------------------------------
                                    Name    William C. Allan
                                         ---------------------------------------
                                    Title   CEO
                                          --------------------------------------

                                        /s/ Henry C. Lesieur
                                    --------------------------------------------
                                    Dr. Henry Lesieur, an individual


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